Exhibit 99.90

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of [•], 2003, made by Northwest Airlines, Inc., a Minnesota corporation (the “Grantor”), in favor of U.S. Bank Trust National Association, as trustee of Northwest Airlines Pass Through Trust 2003-1 (together with any permitted successors and assigns, the “Grantee”).

W   I   T   N   E   S   S   E   T   H:

WHEREAS, the Grantor wishes to issue $             aggregate notional amount of the Grantor’s D-2 Secured Notes due April 1, 2009 (the “D-2 Secured Notes”);

WHEREAS, the Grantor holds an aggregate of $              million notional amount of Series D-2 Beneficial Interests in NWA Class D Certificate Trust Series 2001-1 and $              million notional amount of Series D-2 Beneficial Interests in NWA Class D Certificate Trust Series 2002-1;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Grantor agrees with the Grantee as follows:

SECTION 1.                                DEFINED TERMS

1.1                                 Definitions.  (a)  The terms Certificated Security, Chattel Paper, and Instruments are used herein as defined in the UCC.

(b)                                 The following terms shall have the following meanings:

“Agreement”:  this Pledge Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral”:  (i) $              notional amount of Series D-2 Beneficial Interests in NWA Class D Trust of Series [2001-1][2002-1] evidenced by certificate number                , (ii) all cash and other property from time to time received, receivable or otherwise distributed in respect thereof ((i) and (ii) collectively, the “Security Collateral”) and (iii) all proceeds of any of the foregoing.

“Event of Default”:  as defined in the Related D-2 Secured Note.

“Governmental Authority”:  the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Obligations”:  the collective reference to the unpaid principal of and interest and premium on the Related D-2 Secured Note and all other obligations and liabilities of Grantor to the Grantee (including, without limitation, interest accruing at the then applicable rate provided in the Related D-2 Secured Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Related D-2 Secured Note or herewith, in each case whether on account of principal, interest, costs, expenses or otherwise.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Related D-2 Secured Note” means the $               principal amount D-2 Secured Note (No.                  ).

 “UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

1.2                                 Other Definitional Provisions.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                                GRANT OF SECURITY INTEREST

2.1                                 Security for Obligations.   The Grantor hereby assigns and transfers to the Grantee, and hereby grants to the Grantee, a security interest in, the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

2.2                                 Grantor Remain Liable.  Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Grantee of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) the Grantee shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement nor shall the Grantee be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.3                                 Delivery and Control of Security Collateral.  All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Grantee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Grantee.  The Grantee shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates and instruments of smaller or larger denominations.  Upon request of the Grantee, the Grantor shall notify each issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

SECTION 3.                                REPRESENTATIONS AND WARRANTIES

The Grantor hereby represents and warrants to the Grantee that:

3.1                                 Location; Chief Executive Office.  The Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the State of Minnesota.

3.2                                 Title; No Other Liens.  Except for the security interest granted to the Grantee pursuant to this Agreement the Grantor owns the Collateral free and clear of any and all Liens or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Grantee, pursuant to this Agreement.

3.3                                 Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Grantee, enforceable in accordance with the terms hereof against all creditors of the Grantor and any Persons purporting to purchase any Collateral from the Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof.

3.4                                 Security Collateral.  The Security Collateral pledged on the date hereof hereunder has been duly authorized and validly issued and is fully paid and non-assessable.

3.5                                 No authorization, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by the Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by the Grantor or (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect.

SECTION 4.                                COVENANTS

The Grantor covenants and agrees with the Grantee that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released:

4.1                                 No Lien; No Sale.  The Grantor shall not (i) create, incur or permit to exist any Lien on any of the Collateral, except for the security interests created by this Agreement or (ii) sell, assign, transfer, exchange or otherwise dispose of the Collateral, except pursuant to a transaction permitted by this Agreement.

4.2                                 Delivery of Instruments, Certificated Securities and Chattel Paper.  If any amount payable under or in connection with the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Grantee, duly indorsed in a manner satisfactory to the Grantee, to be held as Collateral pursuant to this Agreement.

4.3                                 Maintenance of Perfected Security Interest; Further Documentation.  (a)  The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 At any time and from time to time, upon the written request of the Grantee, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Grantee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) taking any actions necessary to enable the Grantee to obtain “control” (within the meaning of the UCC) with respect to the Collateral.

4.4                                 Changes in Locations, Name, etc.  The Grantor will not, except upon 15 days’ prior written notice to the Grantee and delivery to the Grantee of all additional executed financing statements and other documents reasonably requested by the Grantee to maintain the validity, perfection and priority of the security interests provided for herein change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence or change its name.

4.5                                 Notices.   The Grantor will advise the Grantee promptly, in reasonable detail, of any Lien (other than security interests created hereby) on any of the Collateral which would adversely affect the ability of the Grantee to exercise any of its remedies hereunder.

SECTION 5.                                DISTRIBUTION AND VOTING RIGHTS

Unless an Event of Default shall occur and be continuing, the Grantor shall be permitted to receive all distributions made in respect of the Collateral and to exercise all voting rights with respect to the Collateral; provided that, no vote shall be cast or any action taken which would have the effect of impairing the value of the Collateral or the position or the interests of the Grantee therein.  Upon occurrence and continuation of an Event of Default, all of the Grantor’s rights under this Section 5 shall cease and all such rights shall thereupon become vested in the Grantee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other rights and to receive all such distributions as Collateral.

SECTION 6.                                REMEDIAL PROVISIONS

If an Event of Default shall occur and be continuing:

(a)  The Grantee may exercise, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the UCC or any other applicable law.

(b)  The Grantee may:  (i) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Grantee’s office or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Grantee may deem commercially reasonable; and (ii) exercise any and all rights and remedies of the Grantor under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Grantee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Grantee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)  All payments received by the Grantor in respect of the Collateral shall be received in trust for the benefit of the Grantee, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Grantee in the same form as so received (with any necessary indorsement).

SECTION 7.                                THE GRANTEE

7.1                                 Grantee’s Appointment as Attorney-in-Fact, etc.  (a)  The Grantor hereby irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Grantee the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following:

(i)                                     in the name of the Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under the Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Grantee for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(ii)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)                               (1)  direct any party liable for any payment under the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Grantee or as the Grantee shall direct;  (2)   ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of the Collateral;  (3)   sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with the Collateral;  (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of the Collateral; (5) defend any suit, action or proceeding brought against the Grantor with respect to the Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Grantee may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with the Collateral as fully and completely as though the Grantee were the absolute owner thereof for all purposes, and do, at the Grantee’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Grantee deems necessary to protect, preserve or realize upon the Collateral and the Grantee’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Grantee agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If the Grantor fails to perform or comply with any of its agreements contained herein, the Grantee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The expenses of the Grantee incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by the Grantor to the Grantee on demand.

(d)                                 The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                                 Duty of Grantee.  The Grantee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Grantee deals with similar property for its own account.  Neither the Grantee, nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of the Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Grantee hereunder are solely to protect the Grantee’s interests in the Collateral and shall not impose any duty upon the Grantee to exercise any such powers.  The Grantee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

7.3                                 Execution of Financing Statements.  Pursuant to any applicable law, the Grantor authorizes the Grantee to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Grantee determines appropriate to perfect the security interests of the Grantee under this Agreement.  The Grantor hereby ratifies and authorizes the filing by the Grantee of any financing statement with respect to the Collateral made prior to the date hereof.

SECTION 8.                                MISCELLANEOUS

8.1                                 Waivers; Amendments.  (a) No failure or delay by the Grantee in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Grantee hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Grantor and the Grantee.

8.2                                 Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Grantor, to it at [                ], Attention of [                ]  (Telecopy No. [                ]);

(ii) if to the Grantee, to it at [                ], Attention of [                ]  (Telecopy No. [                ]).

(b)                                 The Grantee or the Grantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Either party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.3                                 No Waiver by Course of Conduct; Cumulative Remedies.  The Grantee shall not by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Grantee, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Grantee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Grantee would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                                 Enforcement Expenses; Indemnification.  (a)  The Grantor agrees to pay or reimburse the Grantee for all its costs and expenses incurred in collecting against the Grantor or otherwise enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel to the Grantee.

(b)                                 The Grantor agrees to pay, and to save the Grantee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  The Grantor agrees to pay, and to save the Grantee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement; provided that such losses, claims, damages, liabilities or related expenses did not result from the gross negligence or willful misconduct of the Grantee.

(d)                                 The agreements in this Section 8.4 shall survive the termination of this Agreement and the release of the security interests created hereby.

8.5                                 Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Grantee and its successors and assigns;

provided that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Grantee.

8.6                                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7                                 Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.8                                 Integration.  This Agreement represents the agreement of the Grantor and the Grantee with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Grantee relative to subject matter hereof not expressly set forth or referred to herein.

8.9                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.10                           Submission To Jurisdiction; Waivers.  The Grantor hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non–exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 8.2 or at such other address of which the Grantee shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.11                           Acknowledgements.  The Grantor hereby acknowledges that:

(a)                                  the Grantee has no fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement, and the relationship between the Grantor, on the one hand, and the Grantee, on the other hand, in connection herewith is solely that of pledgor and secured party; and

(b)                                 no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Grantor and the Grantee.

8.12                           Termination.  At such time as all of the Obligations have been paid in full (other than arising from indemnities for which no request has been made), this Agreement and all obligations (other than those expressly stated to survive such termination) of the Grantee and the Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral remaining after the payment of such Obligations shall revert to the Grantor.  At the request and sole expense of the Grantor following any such termination, the Grantee shall deliver to the Grantor the Collateral held by the Grantee hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

8.13                        WAIVER OF JURY TRIAL.  THE GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

NORTHWEST AIRLINES, INC.

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